GSI Group Announces Restructuring of UK Based Laser Business

Bedford, MA, December 24, 2008 - GSI Group Inc. (Nasdaq: GSIG) today announced the restructuring of its Rugby, UK based laser business.  All volume manufacturing of legacy laser products will be moved from the UK to other GSI and former Excel Technology laser manufacturing sites.  This move will improve profitability through greater economies of scale and synergies with our new Excel Technology businesses.

The Rugby, UK team will focus on advanced laser development and on production of GSI’s newest fiber laser products. The team will relocate from its existing building to a more appropriate facility in the Rugby area.

The Rugby restructuring is expected to cost approximately $6.3M including a non-cash land and building impairment charge of approximately $3.6 million, employee termination costs of approximately $1.2 million, inventory write off of approximately $0.9 million and building maintenance and move related costs of approximately $0.6 million.  Total cash-related charges are expected to be approximately $1.8 million. The restructuring is projected to be completed by the end of 2009 and generate annual pre-tax savings in the range of $2.0 to $3.0 million.  For Q4 2008, the Company expects to book a pre-tax restructuring charge of approximately $4.9 million.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements.  These forward-looking statements include statements regarding the quantitative effects of the restatement, the range of potential adjustments, the periods covered by the restatement, the nature of the Audit Committee’s review and any anticipated conclusions of GSI Group, its Audit Committee or management, and other statements that are not historical facts.  These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in GSI Group’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.  Such statements are based on management's beliefs and assumptions and on information currently available to GSI Group’s management.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including the outcome and results of the review by the Audit Committee and GSI Group’s independent registered public accounting firm.  GSI Group disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact:  Sergio Edelstein, GSI Group Inc., 1-781-266-5700